Exhibit 16.1

November 7, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by OmniAb, Inc. (formerly known as Avista Public Acquisition Corp. II) under Item 4.01 of its Form 8-K dated November 7, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of OmniAb, Inc. (formerly known as Avista Public Acquisition Corp. II) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP